Exhibit 107

Calculation of Filing Fee Table

Form S-8

KARMAN HOLDINGS INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(h)	11,493,500 (2)	$22.00	$252,857,000	$153.10 per $1,000,000	$38,712.41

Total Offering Amounts					$252,857,000		$38,712.41

Total Fee Offsets							$0.00

Net Fees Due							$38,712.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Karman Holdings Inc. (the “Registrant”) that become issuable under the Karman Holdings Inc. 2025 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the 11,493,500 Common Shares of the Company reserved and available for issuance under the Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the maximum aggregate offering price are based on the initial public offer price of the Common Stock of $22.00 per share, as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on February 13, 2025, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-284382).

Table 2: Fee Offset Claims and Sources

Not applicable.